Exhibit 99.1

Anworth Stockholders Approve Merger with Ready Capital Corporation

SANTA MONICA, Calif.--(BUSINESS WIRE)--March 17, 2021--Anworth Mortgage Asset Corporation (NYSE: ANH) announced that at its special meeting of stockholders held today, conducted by means of a virtual meeting held live over the internet, Anworth stockholders approved the merger transaction (the “Merger”) in which Anworth will merge with and into RC Merger Subsidiary, LLC, a Delaware limited liability company (“Merger Sub”) and a wholly owned subsidiary of Ready Capital Corporation (NYSE: RC) (“Ready Capital”), with Merger Sub continuing as the surviving company, pursuant to the previously announced Agreement and Plan of Merger entered into among Ready Capital, Merger Sub and Anworth on December 6, 2020. At the special meeting, approximately 52.58% of the outstanding shares of common stock, par value $0.01 per share, of Anworth (“Anworth common stock”) were voted, with approximately 95.24% of the votes cast in favor of the Anworth merger proposal.

The Merger is expected to close on March 19, 2021, subject to customary closing conditions. As a result of the Merger, among other things, each share of Anworth common stock outstanding at the effective time of the Merger will be converted into the right to receive from Ready Capital 0.1688 shares of common stock, par value $0.0001 per share, of Ready Capital (“Ready Capital common stock”), plus $0.61 in cash. Cash will be paid in lieu of any fractional shares of Ready Capital common stock that would have been received as a result of the Merger.

In addition, as a result of the Merger, (i) each share of Anworth’s 8.625% Series A Cumulative Preferred Stock, par value $0.01 per share, will be converted into the right to receive one share of Ready Capital’s 8.625% Series B Cumulative Preferred Stock, par value $0.0001 per share; (ii) each share of Anworth’s 6.25% Series B Cumulative Convertible Preferred Stock, par value $0.01 per share, will be converted into the right to receive one share of Ready Capital’s 6.25% Series C Cumulative Convertible Preferred Stock, par value $0.0001 per share; and (iii) each share of Anworth’s 7.625% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share, will be converted into the right to receive one share of Ready Capital’s 7.625% Series D Cumulative Redeemable Preferred Stock, par value $0.0001 per share.

Anworth common stock is expected to be delisted from trading on the New York Stock Exchange (“NYSE”) after the close of trading on March 19, 2021. Ready Capital common stock will continue to trade on the NYSE under the existing ticker symbol “RC.”

About Anworth Mortgage Asset Corporation

We are an externally-managed mortgage real estate investment trust (“REIT”). We invest primarily in mortgage-backed securities that are either rated “investment grade” or are guaranteed by federally sponsored enterprises, such as Fannie Mae or Freddie Mac. We seek to generate income for distribution to our shareholders primarily based on the difference between the yield on our mortgage assets and the cost of our borrowings. We are managed by Anworth Management LLC (our “Manager”), pursuant to a management agreement. Our Manager is subject to the supervision and direction of our Board and is responsible for (i) the selection, purchase, and sale of our investment portfolio; (ii) our financing and hedging activities; and (iii) providing us with portfolio management, administrative, and other services relating to our assets and operations as may be appropriate. Our common stock is traded on the New York Stock Exchange under the symbol “ANH.” Anworth Mortgage Asset Corporation is a component of the Russell 2000® Index.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon our current expectations and speak only as of the date hereof. Forward-looking statements, which are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “assume,” “estimate,” “intend,” “continue,” or other similar terms or variations on those terms or the negative of those terms. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to, changes in interest rates; changes in the market value of our mortgage-backed securities; changes in the yield curve; the availability of mortgage-backed securities for purchase; increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities; our ability to use borrowings to finance our assets and, if available, the terms of any financing; risks associated with investing in mortgage-related assets; the scope and duration of the COVID-19 (coronavirus) pandemic, including actions taken by governmental authorities to contain the spread of the virus, and the impact on our business and the general economy; changes in business conditions and the general economy; implementation of or changes in government regulations affecting our business; our ability to maintain our qualification as a real estate investment trust for federal income tax purposes; our ability to maintain an exemption from the Investment Company Act of 1940, as amended; risks associated with our home rental business; the risk that the Merger will not be consummated within the expected time period or at all; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; risks related to disruption of management attention from our ongoing business operations due to the proposed Merger; the effect of the announcement of the proposed Merger on our operating results and business generally; and the outcome of any legal proceedings relating to the Merger. Our Annual Report on Form 10-K, the joint proxy statement/prospectus, and other SEC filings discuss the most significant risk factors that may affect our business, results of operations and financial condition and the proposed Merger, copies of which are available on the SEC’s website at www.sec.gov. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contacts

Anworth Mortgage Asset Corporation
John T. Hillman
1299 Ocean Avenue, 2nd Floor
Santa Monica, CA 90401
(310) 255-4438 or (310) 255-4493
Email: jhillman@anworth.com
Web site: http://www.anworth.com